UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

Cascade Financial Corporation
(Name of Registrant as Specified In Its Charter)

 _____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Solicitation Script – 2011 Special Meeting of Shareholders

Hi this is _______________________.  I’m calling regarding the shares you hold in Cascade Financial Corporation.  Cascade is holding a special meeting of shareholders on May 31 to vote on the merger with Opus Bank.   Your vote in favor of the merger is extremely important - for Cascade and for you.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of Cascade’s proposals.

Message – Questions, Not Voted Yet

Solicitor:              Have you had a chance to review Cascade’s proxy statement?

Shareholder:          No.

Solicitor:	Please let me take a moment to give you some background on the merger and tell you why your vote in favor is so important.

Shareholder:	Why is Cascade agreeing to be acquired?

Solicitor:	The persistent economic recession has severely impacted Washington state, and specifically the Snohomish County area, where Cascade is headquartered.

Cascade Bank has not been immune to such forces. Despite tremendous effort, and recent signs of improvement in the bank's business, Cascade has found it difficult to increase its capital ratios to the levels required by the FDIC.  As of December 31, 2010, Cascade Bank needed approximately $68.0 million in new capital to meet the minimum capital requirements mandated under the FDIC Order.

The Board of Directors and management have been carefully considering all known options to substantially increase Cascade’s capital base in an effort to comply with the FDIC Order and remain competitive. These options included potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and a public offering.

After carefully considering all of the options, while recognizing Cascade's fiduciary duty to its shareholders, current market conditions and the significant amount of capital required to meet regulatory ratios, it became clear that a merger with Opus represented the best solution for shareholders, customers and employees.

Pursuant to the merger agreement, Cascade will become a wholly-owned subsidiary of Opus Bank, and Cascade Bank will merge with and into Opus Bank, with Opus as the surviving bank.

Cascade Financial Corporation
Special Meeting Script

Shareholder:	Why couldn't Cascade Bank raise the additional capital required by the FDIC?

Solicitor:
When the financial and market crisis began and the economic recession deepened in Washington state in the Fall of 2008, Cascade’s Board of Directors and management began discussing strategies to improve Cascade’s capital position and address the potential deterioration in Cascade’s loan portfolio. Strategies discussed included raising capital by issuing capital securities, selling existing loans and securities, reducing lending, reducing expenses, and the sale/leaseback of appreciated bank properties.

Since late 2009, Cascade’s Board of Directors and management team have been reviewing alternatives to improve Cascade’s capital position with the assistance of its financial advisor, Sandler O’Neill Partners, a nationally recognized investment banking firm and expert in the banking industry.

As part of its review, the Board of Directors considered a range of alternatives, including potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions, and actively solicited offers from potential investors and acquirors. After reviewing the range of alternatives available to Cascade, the Board of Directors determined that a merger with Opus Bank pursuant to the terms of the merger agreement was in the best interests of Cascade and its shareholders. The merger agreement with Opus Bank has been unanimously approved by the Boards of Directors of Cascade, Cascade Bank and Opus Bank.

You can find a full discussion on the background to the merger starting on page 23 of your proxy statement.

Shareholder:	What is the FDIC Order?

Solicitor:
The Bank's capital position has deteriorated and it is now categorized by the FDIC as undercapitalized.  On July 21, 2010, Cascade Bank entered into a Consent Order with the FDIC (Federal Deposit Insurance Corporation) and Washington State DFI (Department of Financial Institutions).

Under the FDIC Order, Cascade Bank was required, among other things, to improve asset quality and reduce classified assets; to improve profitability; and to increase Tier 1 capital to 10% and Risk Based Capital to 12% within 120 days or by November 21, 2011.

As of December 31, 2010, Cascade Bank needed approximately $68.0 million in new capital to meet the minimum capital requirements mandated under the FDIC Order.

Shareholder:         What is the FRB Agreement?

Solicitor:
Based on an examination concluded on March 11, 2010, Cascade entered into a Written Agreement with the Federal Reserve Bank of San Francisco (FRB) on November 4, 2010.  Under the Agreement, Cascade must take steps to ensure that the Bank complies with the FDIC Consent Order.

Cascade Financial Corporation
Special Meeting Script

Shareholder:         Why Opus Bank?

Solicitor:
Opus’ vision of building a high quality, relationship-based community bank is consistent with Cascade’s vision, and its plans to grow through a strong super regional banking franchise should enable Opus to continue serving the customers and communities currently served by Cascade. As a community bank with stronger financial and operational resources, Opus will be able to provide a wider selection of products and services to Cascade's customers. Like Cascade, Opus Bank is a true community bank, operating five branches in California.   Cascade and Opus share many strategic and cultural goals with Opus and by joining forces will be able to continue to serve local communities and support the economy of the State of Washington.

Shareholder:	Who is Opus Bank?

Solicitor:
Opus is a FDIC insured California state-chartered commercial bank, formerly known as Bay Cities National Bank. In September 2010, Opus completed a recapitalization which raised approximately $460.0 million of new capital. The recapitalization was led by Stephen H. Gordon, chairman and chief executive officer of Opus. Opus’ business model is to build, through organic growth and acquisitions, a super-regional banking franchise in the Western region of the United States. Opus operates banking offices in Los Angeles County, California, located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, and maintains an executive and administrative office in Irvine, located in Orange County, California. As of December 31, 2010, Opus had $693.5 million of total assets, $104 million of total loans, $275.3 million in total deposits, and $414.2 million of total equity

As a community focused bank and SBA Preferred Lender, Opus provides much needed capital funding to entrepreneurs and businesses that have the vision and ability to grow. Through its commercial and SBA loans, Opus Bank provides working capital for inventory growth, investment in new equipment, and expanded employment, which should stimulate our communities’ economic growth. Opus is a true community bank and offers high value, relationship-based banking products and exceptional service to small and mid-sized commercial businesses, consumers, professionals, and families. Opus offers a wide range of loan products, including commercial and industrial, commercial real estate, multi-family residential, and jumbo single-family residential loans.

Shareholder:	Did Cascade consider merging with any other bank?

Solicitor:
Since late 2009, the Board of Directors and management team have been reviewing alternatives to improve the bank’s capital position with the assistance of its financial advisor, Sandler O’Neill + Partners LP, a nationally recognized investment banking firm and expert in the banking industry

In February, 2010, Sandler O’Neill began contacting strategic partners and potential capital investors regarding a possible recapitalization or acquisition of Cascade. Sandler O’Neill contacted a number of potential financial investors between February 2010 and October 2010, with a total of 15 conducting meetings with management either in person or by phone. Beginning in October 2010, a total of 17 potential strategic partners were contacted regarding their interest in acquiring Cascade.

Cascade Financial Corporation
Special Meeting Script

In December 2010, Sandler O’Neill performed a market check to further solicit interest in acquiring Cascade. Sandler O’Neill contacted ten other international, national and regional banks and thrifts who declined interest. Senior management of Cascade also met with another regional bank that expressed potential interest in 2010.

Between late September 2010 and January 2011, five potential merger partners and/or investors who signed confidentiality agreements received confidential information regarding Cascade and were provided the opportunity to ask questions of senior management. During this period, Sandler O’Neill regularly addressed the Cascade Board of Directors at its monthly meetings and weekly conference calls to update the Board of Directors on the interest level of the parties in the data room.

On January 26, 2011, one of the banks that had previously declined interest in making a proposal, claimed that it had resolved certain regulatory issues and asked to sign a confidentiality agreement. No pricing was discussed. Cascade had already entered into an expense reimbursement agreement with Opus on December 15, 2010. After discussion, and with the advice and counsel of its financial and legal advisors, the Cascade Board of Directors concluded that the Opus proposal was more likely to be approved by the regulators and to result in a better price for Cascade’s common shareholders, and decided not to enter into a confidentiality agreement with the other bank.

In addition, in January 2011, another potential strategic partner conducted significant due diligence and expressed interest in submitting a proposal to Cascade. No pricing was discussed. Cascade broke off discussions with that bank after Cascade’s financial advisor determined that any proposal they submitted would likely have to be conditioned on their securing additional capital, and that there were other potential regulatory issues.

Other than Opus, ultimately none of the potentially interested parties submitted a proposal to acquire Cascade. Based on feedback provided to Cascade’s investment banking advisors, the other parties did not believe they could structure a transaction that was financially feasible. In certain cases, Cascade, with the assistance of its advisors, determined there could be problems obtaining regulatory approval for the transaction.

You can find a full discussion on the background to the merger starting on page 23 of your proxy statement.

Cascade Financial Corporation
Special Meeting Script

Shareholder:        Why am I only getting 45 cents per share?

Solicitor:
As you know, back in 2008 Cascade became a participant in the TARP program.  In order for the merger with Opus to be completed, the US Treasury had to agree to sell the shares it received under the TARP agreement.

Originally, the total merger consideration to be paid by Opus was $18.75 million.  The US Treasury agreed that while they thought that amount was reasonable, they would insist on receiving a larger part of the total merger consideration if it was to agree to sell its shares of Cascade's preferred stock and its warrant.   The US Treasury suggested that it should receive 80% of the aggregate proposed consideration, with the remaining 20%, or only $3.75 million in the aggregate, going to Cascade’s common shareholders.

In order to get a larger merger consideration for Cascade shareholders, Opus management offered to increase the aggregate merger consideration to be paid to $21.75 million - an increase of $3 million.

After lengthy negotiations the US Treasury indicated it would agree to accept a division of the aggregate merger compensation between Treasury and Cascade’s common shareholders of $16.25 million to Treasury and $5.5 million to Cascade’s common shareholders.

Shareholder:         How many shares does the US Treasury own?

Solicitor:
The US Treasury received 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock and a warrant to purchase 863,442 shares of the Corporation’s common stock at an exercise price of $6.77 per share.   In exchange for those shares, Cascade raised $39.0 million.

Shareholder:         Is the US Treasury getting all of its money back?

Solicitor:
No.  According to the terms of the merger agreement, Opus will pay $16.25 million to retire Cascade’s $39.0 million in preferred stock and associated warrant issued to Treasury under the TARP Capital Purchase Program.

Shareholder:        Why did Cascade participate in TARP in the first place?

Solicitor:
TARP offered the best available opportunity to shore up the Bank’s capital at the time.  When the financial and market crisis began and the economic recession deepened in Washington state in the Fall of 2008, Cascade’s Board of Directors and management began discussing strategies to improve Cascade’s capital position and address the potential deterioration in Cascade’s loan portfolio. Strategies discussed included raising capital by issuing capital securities, selling existing loans and securities, reducing lending, reducing expenses, and the sale/leaseback of appreciated bank properties.

Cascade Financial Corporation
Special Meeting Script

In November 2008, Cascade was able to raise $39.0 million of additional capital by issuing preferred shares and a warrant to Treasury under the TARP Capital Purchase Program.

Shareholder:        Why should I vote in favor of the merger?

Solicitor:
The Board of Directors believes the merger with Opus gives shareholders the best opportunity to recover some of their investment.  At the same time, the merger ensures that shareholders are able to receive a fixed cash price for their shares without being subject to further regulatory and stock market risks.

In addition, when evaluating whether to adopt the merger agreement, the Cascade Board of Directors consulted with Cascade’s management and its financial and legal advisors, and considered a number of factors, including, among others:

•
the current condition of Cascade and the future prospects of its business in light of the current economic environment and the requirement for Cascade to raise capital in order to protect against potential future loan losses and achieve compliance with the FDIC Order and the FRB Agreement;

•
the pending regulatory actions against Cascade, including Cascade’s noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Cascade Bank, and the risk of further regulatory action and penalties, including the potential closure of Cascade Bank and the appointment of the FDIC as receiver;

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Cascade in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Cascade;

•	the “going concern” qualification in our auditor’s opinion to our audited financial statements for the year ended December 31, 2010;

•
the information presented by Cascade’s financial advisor, Sandler O’Neill, to the Cascade Board of Directors with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration is fair from a financial point of view to the holders of Cascade common stock; and

•
the fact that Opus has agreed to retain most, if not all, of Cascade Bank’s officers and employees, which is expected to provide a degree of continuity and involvement by Cascade constituencies following the merger, in furtherance of the interests of Cascade’s customers, employees and the community.

Cascade Financial Corporation
Special Meeting Script

You can find a full discussion on the reasons for the merger and the Board’s recommendation for approval starting on page 27 of your proxy statement.

Shareholder:        What happens if the merger isn't approved?

Solicitor:
If the merger is not consummated for any reason, you will not receive the cash for your shares in connection with the merger, Cascade will remain subject to the FDIC Order and the FRB Agreement, and current management, under the direction of the Board of Directors, will continue to manage Cascade as a stand-alone, independent public company.  The value of your shares will continue to be subject to the risks and uncertainties identified in the Annual Report on Form 10-K for the year ended December 31, 2010.

Cascade is subject to regulatory actions with respect to its operations, including the FDIC Order and FRB Agreement.  Because of these regulatory actions and the significant operating losses incurred in 2010 and 2009 and Cascade's need to raise additional capital, there is substantial doubt that Cascade will be able to continue as a going concern.

Moss Adams, Cascade's independent registered public accounting firm has expressed doubt on the ability of Cascade to continue as a going concern in Cascade's financial statements for the year ended December 31, 2010.

Also, under specified circumstances, Cascade may be required to pay Opus a $2.25 million termination fee.

Shareholder:	So if the merger isn't approved and the bank fails, what happens to my investment?

Solicitor:
If the merger isn't approved and if after that Cascade isn't able to raise $68 million to satisfy capital requirements , Cascade will be in violation of the FDIC and FRB orders.  The FDIC and FRB could appoint a conservator or receiver for Cascade Bank, and liquidate or close Cascade Bank.

We firmly believe this is the best deal available for shareholders. Without raising additional capital, and with the possibility of loan losses greater than current expectations, the Board was very concerned that Cascade Bank faced potential closure like certain other community banks in this market area, and in a closure the shareholders are totally wiped out. With this transaction, you recover some of your investment.

Shareholder:        What vote is required to approve the merger?

Cascade Financial Corporation
Special Meeting Script

Solicitor:
The affirmative vote of holders of at least two-thirds of the shares of Cascade common stock issued and outstanding on the record date of April 15. If you abstain or fail to vote on this proposal, it will have the same effect as a vote against the approval and adoption of the merger agreement.

Shareholder:	How does the Board recommend we vote?

Solicitor:
The Cascade Board of Directors believes that the merger is in the best interests of Cascade and its shareholders. Accordingly, the Cascade Board of Directors has unanimously approved the merger agreement and unanimously recommends that Cascade shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the meting to a later date to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve and adopt the merger agreement.

Shareholder:	Do I have dissenters rights?

Solicitor:
Yes. If you (i) do not vote in favor of the adoption of the merger agreement and (ii) deliver to Cascade before the special meeting a written notice of dissent and otherwise comply with the requirements of Washington law, you will be entitled to assert dissenters’ rights. A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “Dissenters’ Rights of Appraisal”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in the proxy statement as Appendix C.

Shareholder:	Will the proceeds I receive for my shares in the merger be taxable to me?

Solicitor:
In general, the merger will be a taxable transaction for “U.S. holders” (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Cascade common stock. For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Generally, the tax basis is the amount paid if the stock was purchased, the value of the stock on the date of the original owner’s death if inherited, or the amount that was originally paid for the investment if received as a gift, unless the market value of the investment on the date the gift was given was lower. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Please review carefully the information under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Solicitor:              Do you have any other questions regarding Cascade’s proposals?

Cascade Financial Corporation
Special Meeting Script

(Answer any questions and then go to closing).

Solicitor:
Thank you for your time today.  Please remember that your vote in favor of this merger is extremely important – for Cascade and for you.  Please vote today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565.  Have a good (day, evening, afternoon, etc.)

VOTING

Registered Shareholders

You still have time to vote by telephone or the Internet.  To vote by Internet please log on to the website shown on your proxy card and follow the steps outlined on the secure website.  For telephone voting please call the toll free number shown on your proxy card and follow the instructions provided on the recorded message.

Street Name Shareholders

You still have time to vote by telephone or the Internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by Internet please go to the website shown on your voting instruction form.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions

Proxy Solicitation Script – 2011 Special Meeting of Shareholders

Opening for all Calls  - ALREADY VOTED

Hi this is _______________________.  I’m calling regarding the shares you hold in Cascade Financial Corporation.  Cascade is holding a special meeting of shareholders on May 31 to vote on the merger with Opus Bank.   Your vote in favor of the merger is extremely important - for Cascade and for you.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of Cascade’s proposals.

Solicitor:                    Have you had a chance to review your Proxy Statement?

Shareholder:               Yes.

Solicitor:                   Do you have any questions regarding Cascade’s proposals?

Shareholder:               No.

Solicitor:                    Have you voted your proxy?

Shareholder:               Yes.

Solicitor:                    May I ask how you voted?

NOTE TO SOLICITORS:

Already voted “For” - If the shareholder has voted in favor – thank them for their support and go to closing.

Already voted “Against” - If the shareholder has voted against Cascade’s proposals, politely ask what their objections are.  Refer back to the script to try and sway the shareholder to change their vote.  If they do not want to change their vote, please provide the call center supervisor with the shareholder contact information so we can pass it on to Cascade.

Haven’t voted yet – If the shareholder hasn’t voted yet, remind them their vote is extremely important and that the special meeting is on May 31.

Solicitor:
Thank you for your time today.   Please remember that your vote in favor of these proposals is very important – for Cascade and for you.  Please vote today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565.  Have a good (day, evening, afternoon, etc.)

Proxy Solicitation Script – 2011 Special Meeting of Shareholders

ANSWERING MACHINE MESSAGE

Hi this is _______________________.  I’m calling regarding the shares you hold in Cascade Financial Corporation.  Cascade is holding a special meeting of shareholders on May 31 to vote on the merger with Opus Bank.   Your vote in favor of the merger is crucial - for Cascade and for you.

Please note that there is substantial doubt that Cascade will be able to continue as a going concern.  If the merger isn't approved and if after that Cascade still isn't able to raise $68 million to satisfy capital requirements, Cascade will be in violation of the FDIC and FRB orders.  The FDIC and FRB could appoint a conservator or receiver for Cascade Bank; liquidate or close  Cascade Bank.  The Board was very concerned that Cascade Bank faced potential closure like certain other community banks in this market area.  In that closure the shareholders were totally wiped out. With a vote in favor of this merger, you can recover some of your investment.

The merger must be approved by at least two-thirds of the shares of Cascade common stock issued and outstanding.  Every vote in favor of the merger is needed.

If you didn’t receive or have misplaced your proxy materials, if you have any questions or if you need assistance with voting, please contact us immediately at our toll free number (877) 870-8565.  Thank you for your time and please remember that your vote in favor of these proposals is critical – for Cascade and for you.  Please vote today!

ABOUT CASCADE FINANCIAL

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank maintains an "Outstanding" CRA rating and has proudly served the Puget Sound region for over 90 years. Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In November 2010, Cascade Bank was named Favorite Snohomish County (with fewer than 250 employees) in NWJobs.com's People's Picks campaign for the second year in a row. In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal's list of largest bank companies headquartered in the Puget Sound area.

For more information visit the Washington Banking website at www.cascadebank.com.

STOCK PRICE

Cascade Financial shares are traded on NASDAQ under the symbol CASB.

The closing price of the shares was $.427 on April 13.

(Note to Solicitors:  Please have the current stock price available before making the call).